Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

PORTLAND MERGER LLC

Section	Page
15. Limitation on Liability	4
16. Indemnification	4
16.1 General Indemnification	4
16.2 Additional Indemnification	5
17. Reliance by Third Parties	5
18. Disregarded Entity	5
19. Amendments	5
20. Governing Law	5

LIMITED LIABILITY COMPANY AGREEMENT

OF

PORTLAND MERGER LLC

This Limited Liability Company Agreement of Portland Merger LLC (this “Agreement”) is effective as of October 19, 2017.

RECITALS

A. Portland Merger LLC, a Delaware limited liability company (the “Company”) was formed on October 19, 2017 pursuant to the filing of the Certificate of Formation of the company (the “Certificate”) with the Secretary of State of the state of Delaware.

B. The parties hereto desire to enter into this Agreement to reflect the terms and provisions relating to the ownership and management of the Company.

NOW, THEREFORE, in consideration for the mutual promises provided herein, the parties agree as follows:

AGREEMENT

1.	Organization of Company

1.1	Name

The name of the Company is Portland Merger LLC, or such other name as the Member may from time to time hereafter designate.

1.2	Formation

The Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (the “Delaware Act”).

1.3	Certificate of Formation

The term of the Company commenced upon the filing of the Certificate with the Secretary of State of the state of Delaware and shall be perpetual unless earlier terminated and dissolved pursuant to Section 13.

1.4	Registered Agent

The registered office and registered agent of the Company may be changed by the Member from time to time.

2.	Rules of Construction

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

3.	Purpose

The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities may be determined by the Member from time to time.

4.	Principal Office

The principal office of the Company, and such additional offices as the Member may establish, shall be located at such place or places inside or outside the state of Delaware as the Member may designate from time to time.

5.	The Member

The name and address of the sole member of the Company (the “Member”) are:

Potlatch Corporation

601 West First Avenue, Suite 1600

Spokane, WA 99201

6.	Management of the Company

6.1	Management by Member

The Company shall be managed by or under the direction of the Member. The Member shall have the sole and exclusive right to manage the business of the Company. The Member shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, including the power to execute any contract or other agreement or document on behalf of the Company.

6.2	Appointment by Member

The Member may appoint, employ or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as the Member shall determine. The Member may delegate to any such officer, person or entity such authority to act on behalf of the Company as the Member may from time to time deem appropriate.

6.3	Execution of Company Documents

The Member may execute any contract or other agreement or document on behalf of the Company, and may execute and file on behalf of the Company with the Secretary of State of the state of Delaware such certificates and other filings as may be required from time to time. When the taking of such action has been authorized by the Member, any officer of the Company or any other person specifically authorized by the Member may execute any contract or other agreement or document on behalf of the Company.

7.	Capital Contributions

The Member may make capital contributions to the Company at such times and in such amounts as the Member may determine.

8.	Certificates

The Company will keep at its principal office Exhibit A to this Agreement evidencing the registration of membership interests, and no certificates representing membership interests will be issued.

9.	Distributions; Allocations of Income and Loss

Distributions of cash or other assets of the Company to the Member shall be made at such times and in such amounts as the Member may determine. All distributions and allocations of taxable net income or net loss shall be made to the Member.

10.	Books and Records

The Company shall keep books of account and records with respect to its operations as required by applicable law. Such books and records shall be maintained at the principal place of business of the Company, or at such other place as the Member shall determine.

11.	Assignments of Company Interest

The Member’s interest in the Company shall be transferable in whole or in part without the consent of any other person, and the assignee shall be admitted as a Member and succeed to all the rights of the transferring Member upon execution of a counterpart to this Agreement or an endorsement agreeing to be bound by the terms of this Agreement. The books and records of the Company shall be updated to reflect the transfer of the transferring Member’s Company interest to the new Member.

12.	Withdrawal

The withdrawal of the Member shall result in the dissolution of the Company pursuant to Section 13.

13.	Dissolution

Subject to the provisions of Section 14, the Company shall be dissolved and its affairs wound up and terminated upon the determination of the Member to dissolve the Company.

14.	Winding Up

14.1	Responsibility for Winding Up

Upon dissolution of the Company pursuant to Section 13, the Member may wind up the Company’s affairs; however, any competent court, upon cause shown, may wind up the Company’s affairs upon application of a legal representative or assignee of the Member, and in connection therewith may appoint a liquidating trustee.

14.2	Distribution of Assets upon Winding Up

Upon the winding up of the Company, the assets shall be distributed as follows: (a) to creditors, including the Member, should the Member be a creditor, in satisfaction of liabilities of the Company other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member; and (b) the remainder, if any, to the Member.

15.	Limitation on Liability

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. The Member of the Company shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

16.	Indemnification

16.1	General Indemnification

To the fullest extent not prohibited by law, the Company shall indemnify and hold harmless the Member from and against any and all losses, claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Member may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to any business of the Company transacted or occurring while the Member was a Member, regardless of whether such Member continues to be a Member of the Company at the time any such liability or expense is paid or incurred.

16.2	Additional Indemnification

Reference is hereby made to that certain Agreement and Plan of Merger among the Member, the Company and Deltic Timber Corporation that is expected to be entered into on or about October 23, 2017 (the “Merger Agreement”). Assuming the approval, execution and delivery of the Merger Agreement by the parties thereto and the closing and consummation of the transactions contemplated thereby, the Company hereby agrees and undertakes to discharge each and every obligation of the Surviving Company from and after the Effective Time (as such capitalized terms are defined in the Merger Agreement) under Section 6.05 of the Merger Agreement [Indemnification, Exculpation and Insurance], including but not limited to the obligations of the Surviving Company to indemnify, defend and hold harmless the Deltic Indemnified Parties pursuant to the terms of Section 6.05 of the Merger Agreement.

17.	Reliance by Third Parties

This Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, its Member, and their successors and assigns. Specifically (but not by way of limitation), this Agreement is not intended for the benefit of any creditor of the Company or any other person. Except to the extent provided by applicable statute, and then only to that extent, no such creditor or third party shall have any rights under this Agreement or under any other agreement between the Company and the Member, either with respect to any contribution to the Company or otherwise.

18.	Disregarded Entity

For federal income tax purposes, the Member intends to treat the Company as a disregarded entity.

19.	Amendments

This Agreement may be amended only upon the written consent of the Member.

20.	Governing Law

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

COMPANY: PORTLAND MERGER LLC

By:	Its Member
Potlatch Corporation

By:
Name: Title:

MEMBER: POTLATCH CORPORATION

By:
Name: Title:

Exhibit A

OWNERSHIP INTEREST

Member	Percentage Ownership
Potlatch Corporation	100%